UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

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RiverSource Variable Series Trust

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VARIABLE PORTFOLIO-NUVEEN WINSLOW LARGE CAP GROWTH FUND
901 Marquette Avenue South, Suite 2810
Minneapolis, MN 55402-3268

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

This information statement mailed on or about          , 2010, is being provided to the shareholders of Variable Portfolio-Nuveen Winslow Large Cap Growth Fund (the “Fund”), a series of RiverSource Variable Series Trust, in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund received from the Securities and Exchange Commission (the “SEC”). This exemptive order permits Columbia Management Investment Advisers, LLC (“Columbia Management” or the “Investment Manager”), subject to approval of the Fund’s Board of Trustees (the “Board”), to retain a subadviser (or subadvisers) which Columbia Management believes is (are) best suited to achieve the Fund’s investment objective.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

Columbia Management, located at 100 Federal Street, Boston, MA 02110, serves as Investment Manager to the Fund pursuant to an Investment Management Services Agreement (the “IMS Agreement”) dated November 8, 2007, amended and restated April 6, 2010. The Fund had one subadviser. Under the IMS Agreement, Columbia Management monitors the performance of subadvisers on an ongoing basis. Factors it considers with respect to a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, and its long-term performance results (the “Subadviser Factors”). As compensation for its services, Columbia Management receives a management fee from the Fund and, from this management fee, Columbia Management pays the subadviser a subadvisory fee.

Any subadviser serves pursuant to a separate subadvisory agreement (each a “Subadvisory Agreement”) under which the subadviser manages the portion of the investment portfolio allocated to it by Columbia Management, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of the subadviser may execute portfolio transactions for a Fund and receive brokerage commissions in connection with those transactions as permitted by Section 17(e) of the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services, provided that the subadviser’s procedures are consistent with Fund and Columbia Management’s policies.

WINSLOW CAPITAL MANAGEMENT, INC. AND NUVEEN INVESTMENTS, INC. AND THE NEW SUBADVISORY AGREEMENT

Prior to November 17, 2010, UBS Global Asset Management (Americas) Inc. (“UBS”) served as the Fund’s subadviser. At a meeting of the Board on September 7-8, 2010, the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved the recommendation of Columbia Management (i) to terminate the subadvisory agreement with UBS as subadviser to the Fund; (ii) to approve a subadvisory agreement with Winslow Capital Management, Inc. (“Winslow Capital”) and its parent company, Nuveen Investments, Inc. (“Nuveen Investments”), which became effective on November 17, 2010; (iii) and change the name of the Fund to Variable Portfolio-Nuveen Winslow Large Cap Growth Fund.

The recommendation to terminate UBS and to hire Winslow Capital was made by Columbia Management in the ordinary course of its ongoing evaluation of the subadvisers.

Under the IMS Agreement, the Fund pays Columbia Management a fee as follows:

Assets (billions)	Annual rate at each asset level

First $1.0	0.650%
Next $1.0	0.600%
Over $2.0	0.500%

The table above represents the fee paid by the Fund to Columbia Management. Columbia Management, in turn, pays Winslow Capital a fee out of its own assets, calculated at the following annual rates on Fund assets managed by the subadviser:

Average Daily Net Assets	Rate

First $100 million	40 bp
Next $250 million	35 bp
Next $250 million	30 bp
Next $400 million	25 bp
Next $1.5 billion	20 bp
Next $1 billion	23 bp
Next $1.5 billion	24 bp
Thereafter	25 bp

	Fees paid by the Fund	Fees paid by Columbia
	to Columbia Management**	Management to UBS

Variable Portfolio-UBS Large Cap Growth Fund (5/7/2010*)	$	$

*	Start of operations.

**	Columbia Management uses these fees to pay the subadviser.

Other than the different fee schedule, there are no material differences affecting the Fund or its shareholders with respect to the Winslow Capital Subadvisory Agreement, compared to the UBS subadvisory agreement.

INFORMATION ABOUT WINSLOW CAPITAL

Winslow Capital is a Minnesota corporation. As of October 31, 2010, Winslow Capital had approximately $14 billion in assets under management. Winslow Capital’s principal offices are located at 4720 IDS Tower, 80 South 8th Street, Minneapolis, MN 55402.

The following table provides information on the principal executive officers and directors of Winslow Capital.

Name	Title/Responsibilities	Address

Clark Joseph Winslow	Chief Executive Officer, Chief Investment Officer and Portfolio Manager	4720 IDS Tower 80 South Eighth Street Minneapolis, MN 55402
Reed Bartlett Wear	Senior Managing Director and Portfolio Manager	4720 IDS Tower 80 South Eighth Street Minneapolis, MN 55402
Jean Andrea Baillon	Senior Managing Director, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary	4720 IDS Tower 80 South Eighth Street Minneapolis, MN 55402
Justin Holly Kelly	Senior Managing Director and Portfolio Manager	4720 IDS Tower 80 South Eighth Street Minneapolis, MN 55402
Laura Jean Hawkins	Chief Compliance Officer	4720 IDS Tower 80 South Eighth Street Minneapolis, MN 55402
Michael S. Palmer	President	4720 IDS Tower 80 South Eighth Street Minneapolis, MN 55402

Other Funds/Accounts with Similar Investment Objectives Managed by Winslow Capital

Assets
Name	as of Oct. 31, 2010	Management Fee

MainStay Large Cap Growth Fund	$5,740 million	First $100 million 0.40% Next $250 million 0.35% Next $250 million 0.30% Next $400 million 0.25% Over $1 billion 0.20%*
MainStay VP Large Cap Growth Portfolio Fund	$314 million	First $100 million 0.40% Next $250 million 0.35% Next $250 million 0.30% Next $400 million 0.25% Over $1 billion 0.20%*
Strategic Advisers Growth Fund	$753 million	First $100 million 0.40% Next $250 million 0.35% Next $250 million 0.30% Next $400 million 0.25% Next $1.5 billion 0.20%
USAA Aggressive Growth Fund	$598 million	First $100 million 0.40% Next $250 million 0.35% Next $250 million 0.30% Next $400 million 0.25%
NVIT Multi-Manager Large Cap Growth Fund**	$309 million	First $100 million 0.40% Next $250 million 0.35% Next $250 million 0.30% Next $400 billion 0.25% Next $1.5 billion 0.20% Next $1 billion 0.23% Next $1.5 billion 0.24% $5 billion or more 0.25%

Assets
Name	as of Oct. 31, 2010	Management Fee

MGI US Large Cap Growth Equity Fund***	$93 million	First $100 million 0.40% Next $200 million 0.30% Over $300 million 0.20%
HSBC Investor Growth Portfolio****	$99 million	First $250 million 0.40% Next $250 million 0.35% Next $250 million 0.30% Next $250 million 0.25% Over $1 billion 0.20%
American Beacon Funds	$45 million	First $50 million 0.55% Next $50 million 0.50% Next $150 million 0.45% Next $250 million 0.40% Next $500 million 0.35% Over $1 billion 0.30%
Nuveen Winslow Large Cap Growth Fund	$52 million	0.50% of Fund management fee less allocated Fund expenses

*	Fee schedule applies to total assets under management of the MainStay Large Cap Growth Fund and the MainStay Variable Product Large Cap Growth Portfolio Fund.

**	Fee schedule applies to total assets under management of various Nationwide investment accounts subadvised by Winslow Capital.

***	Fee schedule applies to total assets under management of various MGI investment accounts subadvised by Winslow Capital.

****	Fee schedule applies to total assets under management of various HSBC investment accounts subadvised by Winslow Capital.

Board Considerations

At the September 7-8, 2010 Board meeting, the Board, including all of the Independent Trustees, unanimously approved: (i) the termination of the subadvisory agreement with UBS as subadviser to the Fund; (ii) the subadvisory agreement between Winslow Capital and Columbia Management (the “Winslow Capital Subadvisory Agreement”); and (iii) the change in name of the Fund to Variable Portfolio-Nuveen Winslow Large Cap Growth Fund. The Board, its Contracts Committee and Investment Review Committee held meetings and discussions with Columbia Management and reviewed and considered various materials in connection with the approval of the actions noted above. All of the materials presented to the Board and the Committees were first supplied in draft form to designated representatives of the Independent Trustees, i.e., independent legal counsel to the Independent Trustees (“independent legal counsel”), the Chair of the Board and the Chair of the Contracts Committee, and the final materials were revised to reflect comments provided by these Board representatives.

Prior to approving the Winslow Capital Subadvisory Agreement and the termination of UBS, independent legal counsel reviewed with the Independent Trustees various factors relevant to the Board’s consideration of the Winslow Capital Subadvisory Agreement, and the Board’s legal responsibilities related to such consideration. In making its decision to approve the Winslow Capital Subadvisory Agreement, the Board considered factors bearing on the nature, extent and quality of the services provided to the Fund, and the costs for those services, with a view toward making a business judgment as to whether the Winslow Capital Subadvisory Agreement is, under all of the circumstances, in the best interests of the Fund and its shareholders. The principal factors that the Independent Trustees considered and the conclusions that they, in their business judgment, reached are summarized below.

Nature, Extent and Quality of Service Provided by Winslow Capital:  The Board considered its analysis of various reports and presentations received by it or one of its committees detailing the services to be performed by Winslow Capital as subadviser for the Fund, as well as its history, reputation, expertise, resources and relative capabilities, and the qualifications of its personnel. The Board observed that the Chief Compliance Officer of the Fund had reviewed and recommended approval of Winslow Capital’s code of ethics and compliance program. The Board noted, in particular, that Winslow Capital’s investment strategy is set by its Chief Investment Officer who has 44 years of investment experience and that the Fund would be co-managed by two investment professionals who have been working together for the past 11 years. The Board also considered the financial condition of Winslow Capital and its capability and wherewithal to carry out its responsibilities under the Winslow Capital Subadvisory Agreement. The Board also discussed the acceptability of the terms of the Winslow Capital Subadvisory Agreement including the relatively broad scope of services required to be performed. The Board noted that the terms of the Winslow Capital Subadvisory Agreement are consistent with the terms of other subadviser agreements for subadvisers who manage other funds in the Fund Family.

The Board also considered the proposed termination of UBS and management’s explanation that two senior analysts critically important to the UBS investment process left the firm. In this regard, the Board recalled reports from the Contracts and Investment Review Committees regarding the search process undertaken by management to identify a prospective successor subadviser with an investment style consistent with the Fund’s investment objective and strategy. The Board recalled, in this regard, representations concerning the expectation that Winslow Capital’s strategy fits well within the Fund’s investment program and management’s desired risk/return profile.

Based on the foregoing, and based on other information received (both oral and written) and other considerations, including, in particular, Columbia Management’s recommendation that the Board approve entering into the Subadvisory Agreement with Winslow Capital, which is unaffiliated with Columbia Management, and that the agreement is in the best interests of the Fund and its shareholders, the Board concluded that Winslow Capital was in a position to provide a high quality and level of service to the Fund.

Investment Performance of Winslow Capital:  For purposes of evaluating the nature, extent and quality of services provided under the Winslow Capital Subadvisory Agreement, the Board considered Winslow Capital’s overall investment performance, noting that Winslow Capital had delivered relatively strong performance results over the one-, three-, five- and ten-year periods, and that Winslow Capital’s return stream had marginally lower volatility as compared with UBS. The Board accorded particular weight to reports regarding Winslow Capital’s research process, its assets under management, experience managing funds registered under the 1940 Act, as well as information about how Winslow Capital would be expected to perform in different markets.

Comparative Fees, Costs of Services Provided and Profitability:  The Board reviewed the proposed level of subadvisory fees, noting that the proposed fees would be paid by Columbia Management and would not impact the fees paid by the Fund. The Board also reviewed data regarding fees charged by Winslow Capital to other clients, observing that the proposed subadvisory fees are generally in line with fees charged by Winslow Capital to subadvise other clients. The Board noted that Columbia Management would pay more to Winslow Capital than it had paid to UBS at current asset levels, but that the subadvisory fee rate is within the range paid to other large cap subadvisers of underlying funds for the Variable Portfolio Fund of Funds. The Board also observed the information provided by Columbia Management regarding the other business relationships between Winslow Capital’s affiliates and parent company, Nuveen Investments, noting that while management and its affiliates do not have any direct relationship with Winslow Capital, they do have multiple relationships with Nuveen Investments.

Economies of Scale to be Realized:  The Board recognized that, because Winslow Capital’s fees would be paid by Columbia Management and not the Fund, the analysis of economies of scale and profitability was more appropriate in the context of the Board’s consideration of the IMS Agreement, which was separately considered and renewed in its April 2010 Board meeting. In this regard, the Board recalled its observation at the April meeting that the IMS Agreement provides for lower fees as assets increase at pre-established breakpoints and its conclusion that the IMS Agreement satisfactorily provides for sharing these economies of scale.

Based on all of the foregoing, including all of the information received and presented, the Board, including all of the Independent Trustees, concluded that fees payable under the Winslow Capital Subadvisory Agreement were fair and reasonable in light of the extent and quality of services to be provided. In its deliberations, the Board did not identify any single factor that was paramount or controlling and individual Trustees may have attributed different weights to various factors.

Following the approval of the Winslow Capital Subadvisory Agreement, as of November 17, 2010, all of the Fund’s assets were managed by Winslow Capital.

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, Columbia Management and its affiliates also receive compensation for providing other services to the Fund.

Administrator

Ameriprise Financial, Inc., located at 200 Ameriprise Financial Center, Minneapolis, Minnesota 55474, serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 50611 Ameriprise Financial Center, Minneapolis, MN 55474, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp. located at 734 Ameriprise Financial Center, Minneapolis, MN 55474, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semiannual report are available on request, without charge, by contacting your financial intermediary or the Fund Family at 800.345.6611.

RECORD OF BENEFICIAL OWNERSHIP

For the Fund, as of October 31, 2010, RiverSource Life Insurance Company and its subsidiaries owned 100% of the outstanding shares.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.
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